Exhibit 4.1
AMENDMENT NO. 3
TO RIGHTS AGREEMENT
     Amendment No. 3, dated as of February 21, 2007 (“Amendment”), to the Rights Agreement, dated as of May 22, 1998 (as heretofore amended, the “Rights Agreement), by and between Wild Oats Markets, Inc., a Delaware corporation (the “Company”) and Wells Fargo Bank, N.A., as successor in interest to Norwest Bank Minneapolis, N.A. (the “Rights Agent”).
     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and
     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and
     WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the “Merger Agreement”), dated as of February 21, 2007, among the Company, Whole Foods Market, Inc. a Texas corporation and WFMI Merger Co. (all capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement); and
     WHEREAS, the Board of Directors has determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders; and
     WHEREAS, the Board of Directors has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement to exempt the Merger Agreement and the transactions contemplated thereby from the application of the Rights Agreement and to provide for the expiration of the Rights no later than immediately prior to the Merger.
     NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:
     1. Section 1(a) of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:
“Acquiring Person” means any Person that, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan; (ii) any Person who would otherwise become an Acquiring Person solely as a result of a reduction in the number of shares of Common Stock outstanding due to the acquisition of shares of Common Stock by the Company or a Subsidiary of the Company,

unless and until such Person shall thereafter purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting one percent or more of the then outstanding shares of Common Stock; (iii) any of Ronald W. Burkle, Yucaipa American Management, LLC, Yucaipa American Funds, LLC, Yucaipa American Alliance Fund I, LLC, Yucaipa American Alliance Fund I, LP or Yucaipa American Alliance (Parallel) Fund I, LP or any of their respective Affiliates or Associates (but only so long as none of the Persons described in this clause (iii) is the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding; or (iv) any of Whole Foods Market, Inc., WFMI Merger Co. or any of their Affiliates by virtue of the Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the “Merger Agreement”) to be entered into as of February 21, 2007 among the Company, Whole Foods Market, Inc. and WFMI Merger Co., or as a result of the consummation of the transactions contemplated thereby including, without limitation, (x) the grant by the Company of the Top-Up Option (as defined in the Merger Agreement) in favor of Whole Foods Market, Inc. or the exercise by Whole Foods Market, Inc. of any rights thereunder, (y) the execution of the Tender and Support Agreement (as defined in the Merger Agreement) to be entered into as of February 21, 2007 and the exercise by Whole Foods Market, Inc. of any rights thereunder and (z) the making and consummation of the tender offer upon the terms and subject to the conditions set forth in the Merger Agreement (the “Offer”). Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.”
     2. Section 1(i) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:
“Notwithstanding the foregoing, neither the execution and delivery of the Merger Agreement nor consummation of the transactions contemplated by the Merger Agreement, including, without limitation, the grant and/or exercise of the Top-Up Option, the execution of and performance under the Tender and Support Agreement and the making and consummation of the Offer, nor any public filings or releases made with respect to such transactions, shall cause a Distribution Date.”
     3. Section 1(o) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, neither the execution and delivery of the Merger Agreement nor consummation of the transactions contemplated by the Merger Agreement, including, without limitation, the grant and/or exercise of the Top-Up Option, the execution of and performance under the Tender and Support Agreement and the making and consummation of the Offer, nor any public filings or releases made with respect to such transactions, shall cause a Stock Acquisition Date.”
     4. Section 1(q) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:
“Neither the execution and delivery of the Merger Agreement nor consummation of the transactions contemplated by the Merger Agreement, including, without limitation, the grant and/or exercise of the Top-Up Option, the execution of and performance under the Tender and Support Agreement and the making and consummation of the Offer, shall be deemed to be a Triggering Event.”
     5. Clause (i) of Section 7(a) of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:
“(i) the earliest of (x) the later of 5:00 P.M., New York City time, on May 8, 2008 and the date the Merger Agreement is terminated, (y) such other date as may be established by the Board of Directors prior to the expiration of the Rights (such date, as it may be extended by the Board, the “Final Expiration Date”), or (z) the time immediately prior to the consummation of the merger contemplated by the Merger Agreement or”
     6. Section 15 of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:
“Nothing in this Agreement shall be construed to give any registered holder of the Rights Certificates (or, prior to the Distribution Date, the registered holders of the Common Stock) or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any transaction contemplated by the Merger Agreement, including, without limitation, the grant and/or exercise of the Top-Up Option, the execution of and performance under the Tender and Support Agreement and the making and consummation of the Offer.”
     7. Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any respect affect any of the terms, conditions, covenants, obligations or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue to be in full force and effect.
     8. If any term of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions,

covenants and restrictions of this amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     9. This Amendment shall be deemed to be a contract made under Delaware law and for all purposes shall be governed by and construed in accordance with Delaware law applicable to contracts made and to be performed entirely within such state.
     10. This Amendment may be executed in any number of counterparts, each of which shall be an original, and all of which shall together constitute a single instrument.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

WILD OATS MARKETS, INC.

By:	/s/ Gregory Mays
Name:	Gregory Mays
Title:	Chairman and CEO

WELLS FARGO BANK, N.A.

By:	/s/ John D. Baker
Name:	John D. Baker
Title:	Vice President